Filed Pursuant to Rule 424(b)(5)

Registration No. 333-276680

PROSPECTUS SUPPLEMENT

(to Prospectus dated February 12, 2024

and Prospectus Supplement

dated February 12, 2024)

Up to $2,653,467

MGO Global Inc.

Common Stock

This prospectus supplement (the “Prospectus Supplement”) amends and supplements the prospectus dated February 12, 2024 and the prospectus supplement dated February 12, 2024 (collectively, the “ATM Prospectus”), relating to the offer and sale of shares of our common stock from time to time pursuant to the terms of an Equity Distribution Agreement dated February 6, 2024, as amended on June 7, 2024 ( as amended, the “ATM Sales Agreement”) with Maxim Group LLC (the “Sales Agent” or “Maxim”), acting as sales agent or principal. This Prospectus Supplement should be read in conjunction with the ATM Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus. This Prospectus Supplement is not complete without and may only be delivered or utilized in connection with, the ATM Prospectus, and any future amendments or supplements thereto.

On April 1, 2024, the date we filed our Annual Report on Form 10-K (as amended by the Form 10-K/A filed on June 3, 2024) for the fiscal year ended December 31, 2023, we continued to be subject to the offering limits in General Instruction I.B.6 of Form S-3. As of the date of this Prospectus Supplement, the aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $10,168,151, which was calculated based on 8,134,521 shares of our outstanding common stock held by non-affiliates and a price of $1.25 per share, the closing price of our common stock on May 21, 2024, which is the highest closing sale price of our common stock on the Nasdaq Capital Market within the prior 60 days. As of the date of this Prospectus Supplement, we have sold an aggregate of $735,917 of shares of our common stock pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this Prospectus Supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in public primary offerings on Form S-3 with a value exceeding one-third of our public float (as defined by General Instruction I.B.6) in any twelve calendar month period so long as our public float remains below $75.0 million.

We are filing this Prospectus Supplement to amend the ATM Prospectus to update the maximum amount of shares that we are eligible to sell under General Instruction I.B.6. As a result of these limitations, we may currently only offer and sell shares of our common stock having an aggregate offering price of up to $2,653,467 which does not include the $735,917 of shares previously sold under the ATM Sales Agreement) pursuant to this Prospectus Supplement in accordance with the terms of the ATM Sales Agreement. However, in the event that our public float increases or decreases, we may sell securities in public primary offerings on Form S-3 with a value up to one-third of our public float, in each case calculated pursuant to General Instruction I.B.6 and subject to the terms of the Agreement. In the event that our public float increases above $75.0 million, we will no longer be subject to the limits in General Instruction I.B.6 of Form S-3. If our public float increases such that we may sell additional amounts under the ATM Sales Agreement and the registration statement of which this Prospectus Supplement and the ATM Prospectus are a part, we will file another prospectus supplement prior to making additional sales.

Our common stock trades on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MGOL.” The last reported sale price of our common stock on Nasdaq on June 6, 2024 was $0.42 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” BEGINNING ON PAGE 40 OF THE ATM PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THE REGISTRATION STATEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

Sole Sales Agent

Maxim Group LLC

The date of this prospectus supplement is June 7, 2024.